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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION


     Uniphase Corporation, a corporation organized and existing under the laws of the State of Delaware, (the "Corporation") hereby certifies as follows:

     FIRST: That, at a meeting of the Board of Directors of the Corporation held on January 28, 1999, the Board of Directors adopted a resolution proposing and declaring advisable the following amendments to the Amended and Restated Certificate of Incorporation of the Corporation, the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on October 26, 1993:

          (a) RESOLVED, that Article 1 of the Corporation's Amended and Restated Certificate of Incorporation shall be amended, subject to stockholder approval, to read in its entirety as follows:

                                   "Article 1

               The name of this Corporation is JDS Uniphase Corporation."


          (b) RESOLVED, that paragraph 4.1 of Article 4 of the Corporation's Amended and Restated Certificate of Incorporation shall be amended, subject to stockholder approval, to read in its entirety as follows:

               "4.1. Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, `Common Stock' and `Preferred Stock.' The total number of shares which the Corporation is authorized to issue is two hundred and one million (201,000,000) shares. Two hundred million (200,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). One million (1,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."

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     SECOND: That the stockholders of the Corporation have approved at a Special
Meeting of Stockholders held on June 28, 1999 said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendments were duly adopted in accordance with applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Uniphase Corporation has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and attested to by its Secretary this _______ day of June, 1999.


                                       UNIPHASE CORPORATION



                                       By /s/ KEVIN KALKHOVEN
                                          ------------------------------
                                          Kevin Kalkhoven
                                          Chief Executive Officer


  ATTEST:


  /s/ ANTHONY R. MULLER
  --------------------------
  Anthony R. Muller
  Secretary